EXHIBIT 10.2

SECOND SECURED PROMISSORY NOTE

KNOXVILLE, TENNESSEE

Effective Date: December 15, 2009

$356,269.70

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of MILLER ENERGY INCOME 2009-A, LP (“Holder”), at 3651 BAKER HIGHWAY, HUNTSVILLE, TN 37756, or at such other address as Holder shall direct, the principal sum of Three Hundred Fifty-Six Thousand, Two Hundred Sixty-Nine and 70/100 Dollars ($356,269.70), payable $0 principal per month, together with simple interest at the rate of [twelve] percent (12%) per annum, for a monthly payment of Three Thousand Five Hundred Sixty-Three Dollars ($3,562.00), commencing on December 15, 2009 and continuing on the first of each succeeding month, until the earlier of the following dates (the “Maturity Date”): December 1, 2013, or the date the Loan and Security Agreement between Maker and Holder of even date (the “Security Agreement”) terminates. On the Maturity Date the entire remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest, shall be due and payable.

This Note is secured by the Collateral described in the Security Agreement and all other present and future security agreements between Maker and Holder (collectively, “Security Documents”). Nothing herein shall be deemed to limit any of the terms or provisions of the Security Documents and all of Holder’s rights and remedies under the Security Documents are cumulative.

Time and Form of Payments. Principal and interest on this Note shall be payable in lawful money of the United States of America. If a payment becomes due and payable on a Saturday, Sunday or legal holiday, the due date shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

Events of Default. In the event any payment of principal or interest on this Note is not paid in full when due, or upon breach of any promise made in this Note or in the Security Agreement securing it, or in the event of a filing of a petition in bankruptcy, or the filing of application in any court for the appointment of a receiver against Maker, (collectively, “Events of Default”), Holder may at its option at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand. The acceptance of any installment of principal or interest by Holder after the time when it becomes due, as herein specified, shall not be held to establish a custom, or to waive any rights of Holder to enforce payment when due of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same. Holder may waive any default before or after the same has been declared and restore this Note to full force and effect without impairing any rights, hereunder, such right of waiver being a continuing one. No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Holder, and then only to the extent therein specifically set forth.

The Maker, endorsers, guarantors and all parties of this instrument and all who may become liable for same, severally and jointly, waive presentment for payment, protest, notice of protest, notice of nonpayment of this instrument, demand and all legal diligence in enforcing collection, and hereby expressly agree that the lawful owner or Holder of this Note may defer or postpone collection of the whole or any part thereof, either principal and/or interest, or may extend or renew the whole or any part thereof, either principal and/or interest, or may accept additional collateral or security for the payment of this Note, or may release the whole or any part of any collateral security and/or lien given to secure the payment of this Note, or may release from liability on account of this Note any one or more of the endorsers and/or other parties thereto, all without notice to them or any of them; and such deferment, postponement, renewal, extension, acceptance of additional collateral or security and/or release shall not in any way affect or change the obligation of any such drawer, endorser, or other party to this instrument, or of any who may become liable for the payment thereof. Maker agrees to pay all costs and expenses (including, without limitation, attorney fees) incurred by Holder in connection with or related to this Note or its enforcement, whether or not suit be brought.

This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, except to the extent that the instruments governing perfection of a security interest in certain collateral may be governed by the law of the jurisdiction where such collateral is located.

The Debtor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Debtor from paying all or any portion of the principal of and/or interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Loan and Security Agreement; and expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Note shall remain in full force and effect.

This Note may not be changed or terminated orally.

Executed this ___________day of ___________________, 2010.

MILLER PETROLEUM, INC.

BY:	_____________________________

Paul W. Boyd

Its:	Chief Financial Officer